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                                 EXHIBIT 10.23

                             APPLIED MATERIALS, INC.
                           SENIOR EXECUTIVE BONUS PLAN

                         (EFFECTIVE SEPTEMBER 23, 1994)

                                    SECTION 1
                            ESTABLISHMENT AND PURPOSE

                  1.1 Purpose. Applied Materials, Inc. hereby establishes the Applied Materials, Inc. Senior Executive Bonus Plan (the "Plan"). The Plan is intended to increase shareholder value and the success of the Company by motivating key executives (a) to perform to the best of their abilities, and (b) to achieve the Company's objectives. The Plan's goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company and its individual business units. The plan is intended to qualify as performance-based compensation under Code Section 162(m).

                  1.2 Effective Date. The Plan is effective as of September 23, 1994, subject to the approval of a majority of the shares of the Company's common stock which are present in person or by proxy and entitled to vote at the 1995 Annual Meeting of Stockholders. As long as the Plan remains in effect, it shall be resubmitted to shareholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Code Section 162(m).

                                    SECTION 2
                                   DEFINITIONS

                  The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

                  2.1 "Actual Award" means as to any Plan Year, the actual award (if any) payable to a Participant for the Plan Year. Each Actual Award is determined by the Payout Formula for the Plan Year, subject to the Committee's authority under Section 3.5 to reduce the award otherwise determined by the Payout Formula.

                  2.2 "Annual Revenue" means the Company's or business unit's net sales for the Plan Year, determined in accordance with generally accepted accounting principles; provided, however, that prior to each Plan Year, the Committee shall determine whether any significant item(s) shall be excluded or included from the calculation of Annual Revenue with respect to one or more Participants.

                  2.3 "Base Salary" means as to any Plan Year, the lesser of (a) 125% of the Participant's annualized salary rate on the first day of the Plan Year, or (b) 100% of the Participant's annualized salary rate on the last day of the Plan Year. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

                  2.4      "Board" means the Company's Board of Directors.

                  2.5 "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.


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                  2.6 "Committee" means the committee appointed by the Board to administer the Plan. The Committee shall consist of no fewer than two members of the Board. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an "outside director" under Code Section 162(m).

                  2.7 "Company" means Applied Materials, Inc., a Delaware corporation.

                  2.8 "Controllable Profits" means as to any Plan Year, a business unit's Annual Revenue minus (a) cost of sales, (b) research, development, and engineering expense, (c) marketing and sales expense, (d) general and administrative expense, (e) extended receivables expense, and (f) shipping requirement deviation expense.

                  2.9 "Customer Satisfaction MBOs" means as to any Participant for any Plan Year, the objective and measurable individual goals set by a "management by objectives" process and approved by the Committee, which goals relate to the satisfaction of external or internal customer requirements.

                  2.10 "Determination Date" means as to any Plan Year, (a) the first day of the Plan Year, or (b) if later, the latest date possible which will not jeopardize the Plan's qualification as performance-based compensation under Code Section 162(m).

                  2.11 "Disability" means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

                  2.12 "Earnings Per Share" means as to any Plan Year, the Company's Net Income or a business unit's Pro Forma Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding.

                  2.13 "Individual MBOs" means as to a Participant for any Plan Year, the objective and measurable goals set by a "management by objectives" process and approved by the Committee (in its discretion).

                  2.14 "Maximum Award" means as to any Participant for any Plan Year, $3 million. The Maximum Award is the maximum amount which may be paid to a participant for any Plan Year.

                  2.15 "Net Income" means as to any Plan Year, the income after taxes of the Company and its consolidated subsidiaries for the Plan Year determined in accordance with generally accepted accounting principles, provided that prior to each Plan Year, the Committee shall determine whether any significant item(s) shall be included or excluded from the calculation of Income After Tax with respect to one or more Participants.

                  2.16 "New Orders" means as to any Plan Year, the firm orders for a system, product, part, or service that are being recorded for the first time as defined in the Company's Order Recognition Policy.

                  2.17 "Participant" means as to any Plan Year, an officer of the Company who has been selected by the Committee for participation in the Plan for that Plan Year.

                  2.18 "Payout Formula" means as to any Plan Year, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

                  2.19 "Performance Goals" means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Plan Year. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or


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levels of achievement using one or more of the following measures: (a) Annual
Revenue, (b) Controllable Profits, (c) Customer Satisfaction MBOs, (d) Earnings Per Share, (e) Individual MBOs, (f) Net Income, (g) New Orders, (h) Pro Forma Net Income, (i) Return on Designated Assets, and (j) Return on Sales. The Performance Goals may differ from Participant to Participant.

                  2.20 "Plan Year" means the 1995 fiscal year of the Company and each succeeding fiscal year of the Company.

                  2.21 "Pro Forma Net Income" means as to any business unit for any Plan Year, the Controllable Profits of such business unit, minus allocations of corporate taxes, interest, and other expenses.

                  2.22 "Retirement" means, with respect to any Participant, a termination of his or her employment with the Company and all affiliates pursuant to any mandatory executive retirement program adopted by the Company.

                  2.23 "Return on Designated Assets" means as to any Plan Year, the Pro Forma Net Income of a business unit, divided by the average of beginning and ending business unit designated assets, or Net Income of the Company, divided by the average of beginning and ending designated corporate assets.

                  2.24 "Return on Sales" means as to any Plan Year, the percentage equal to the Company's Net Income or the business unit's Pro Forma Net Income, divided by the Company's or the business unit's Annual Revenue.

                  2.25 "Target Award" means the target award payable under the Plan to a Participant for the Plan Year, expressed as a percentage of his or her Base Salary, as determined by the Committee in accordance with Section 3.3.

                                    SECTION 3
              SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

                  3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the officers of the Company who shall be Participants for the Plan Year. In selecting Participants, the Committee shall choose officers who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Plan Year by Plan Year basis. Accordingly, an officer who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year or Years.

                  3.2 Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Plan Year. Such Performance Goals shall be set forth in writing.

                  3.3 Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant's Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

                  3.4 Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant's Target Award if the Performance Goals for the Plan Year are


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achieved, and (d) provide for an Actual Award greater than or less than the
Participant's Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no Participant's Actual Award under the Plan may exceed his or her Maximum Award.

                  3.5 Determination of Actual Awards. After the end of each Plan Year, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Plan Year were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, (a) the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, (b) if a Participant terminates employment with the Company prior to the end of a Plan Year for a reason other than Retirement, Disability or death, he or she shall not be entitled to the payment of an Actual Award for the Plan Year, and (c) if a Participant terminates employment with the Company prior to the end of a Plan Year due to Retirement, Disability or death, the Committee shall reduce his or her Actual Award proportionately based on the date of termination (and subject to further reduction or elimination under clause (a) of this sentence).

                                    SECTION 4
                                PAYMENT OF AWARDS

                  4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

                  4.2 Timing of Payment. Payment of each Actual Award shall be made within two and one-half calendar months after the end of the Plan Year during which the Award was earned.

                  4.3 Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in restricted stock granted under the Company's 1995 Equity Incentive Plan. The number of shares granted shall be determined by dividing the cash amount foregone by the fair market value of a share on the date that the cash payment otherwise would have been made. For this purpose, "fair market value" shall mean the closing price on the NASDAQ/National Market for the day in question. Any restricted stock so awarded shall vest over a period of not more than four years, subject to acceleration for termination of employment due to death, Disability, or Retirement.

                  4.4 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a prior Plan Year, the Award shall be paid to his or her estate.

                                    SECTION 5
                                 ADMINISTRATION

                  5.1 Committee is the Administrator. The Plan shall be administered by the Committee.

                  5.2 Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Code Section 162(m). Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.


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                  5.3 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any federal, FICA, state, and local taxes.

                                    SECTION 6
                               GENERAL PROVISIONS

                  6.1 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.

                  6.2 No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Plan Year or any other period. Employment with the Company is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Plan Year such exercise occurs, to terminate any individual's employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

                  6.3 No Individual Liability. No member of the Committee or the Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award under the Plan.

                  6.4 Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision had been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of California, with the exception of California's conflict of laws provisions.

                  6.5 Affiliates of the Company. Requirements referring to employment with the Company or payment of awards may, in the Committee's discretion, be performed through the Company or any affiliate of the Company.

                                    SECTION 7
                            AMENDMENT AND TERMINATION

                  7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan's qualification under Code ss. 162(m), any such amendment shall be subject to stockholder approval.

                                    EXECUTION

                  IN WITNESS WHEREOF, Applied Materials, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

                                                  APPLIED MATERIALS, INC.


Dated: September 23, 1994                         By:  /s/  Donald A. Slichter
                                                       -------------------------
                                                       Name:  Donald A. Slichter
                                                       Title: Secretary


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